EXHIBIT 21.1

                               LIST OF SUBSIDIARIES
                               OF THE COMPANY AS OF
                                 DECEMBER 31, 1995


                                                      Percentage of
                                Jurisdiction of     Voting Securities
  Name                           Incorporation      Owned by Company


  M.O.C. Resources, Inc.             Nevada              100
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